Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 12, 2019, with respect to the consolidated financial statements included in the Annual Report of SeaChange International, Inc. on Form 10-K for the year ended January 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of SeaChange International, Inc. on Forms S-3 (File No. 333-201866) and on Forms S-8 (File Nos. 333 136322, 333-17379, 333-100160, 333-65854, 333-113761, 333-128987, 333-147970, 333-153424, 333-175707, 333-201867, 333-210716 and 333-220912).

/s/ GRANT THORNTON LLP

Boston, Massachusetts

April 20, 2020